                                  FORM 10-Q

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549


 /X/ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended October 31, 1994

                                      OR

 / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

                        Commission file number 1-5976

                             CAESARS WORLD, INC.
            (Exact name of registrant as specified in its charter)

               FLORIDA                                      59-0773674
    (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                     Identification No.)

1801 CENTURY PARK EAST, SUITE 2600, LOS ANGELES, CALIFORNIA            90067
          (Address of principal executive offices)                  (Zip Code)

                                (310) 552-2711
             (Registrant's telephone number, including area code)

                                NOT APPLICABLE
             (Former name, former address and former fiscal year,
                        if changed since last report.)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                               YES /X/  NO / /

              APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court.   YES / /   NO / /

                    APPLICABLE ONLY TO CORPORATE ISSUERS:

At December 8, 1994, registrant had outstanding 25,120,463 shares of its $.10 par value common stock.

                      CAESARS WORLD, INC. AND SUBSIDIARIES
                                OCTOBER 31, 1994

                                     INDEX


                                                                                 Page No.
                                                                                 --------
PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements:

    Condensed Consolidated Balance Sheets -
    October 31, 1994 (Unaudited) and July 31, 1994  . . . . . . . . . . . . . .     3

    Consolidated Statement of Shareholders' Equity
    (Unaudited) - Three months ended October 31, 1994   . . . . . . . . . . . .     4

    Consolidated Statements of Income (Unaudited) -
    Three months ended October 31, 1994 and 1993  . . . . . . . . . . . . . . .     5

    Condensed Consolidated Statements of Cash
    Flows (Unaudited) - Three months ended
    October 31, 1994 and 1993   . . . . . . . . . . . . . . . . . . . . . . . .     6

    Notes to Condensed Consolidated Financial
    Statements (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . .     7

Item 2.  Management's Discussion and Analysis of Financial
       Condition and Results of Operations  . . . . . . . . . . . . . . . . . .     9

PART II.  OTHER INFORMATION

Item 1.  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . .    13

Item 2.  Changes in Securities  . . . . . . . . . . . . . . . . . . . . . . . .    13

Item 5.  Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . .    13

Item 6.  Exhibits and Reports on Form 8-K . . . . . . . . . . . . . . . . . . .    14


                         PART I.  FINANCIAL INFORMATION

                         ITEM 1.  FINANCIAL STATEMENTS

                      CAESARS WORLD, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                   OCTOBER 31,           JULY 31,
ASSETS                                                                                1994                1994
                                                                                  ----------           ----------
                                                                                  (Unaudited)              (a)
Current assets
    Cash and cash equivalent investments                                          $  155,932           $  143,499
    Receivables, net                                                                  69,537               71,341
    Deferred income taxes                                                             37,120               37,120
    Inventories, prepaid expenses and other                                           28,359               24,881
                                                                                  ----------           ----------
       Total current assets                                                          290,948              276,841
Property and equipment, net                                                          622,711              626,740
Excess cost of investments over net assets acquired, net                              52,609               52,671
Other assets                                                                          56,932               61,769
                                                                                  ----------           ----------
                                                                                  $1,023,200           $1,018,021
                                                                                  ==========           ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Current maturities of long-term debt                                           $   27,778           $   27,778
   Accounts payable and accrued expenses                                             113,307              132,337
   Income taxes                                                                       32,572               19,186
                                                                                  ----------           ----------
      Total current liabilities                                                      173,657              179,301

Long-term debt, net of current maturities                                            198,667              212,556
Other liabilities, including deferred income
   taxes of $19,158 and $20,015                                                       68,962               69,297

Shareholders' equity
   Common stock                                                                        2,645                2,620
   Additional paid-in capital                                                        138,165              128,028
   Common stock in treasury                                                          (33,182)             (32,695)
   Deferred compensation                                                             (26,664)             (18,852)
   Retained earnings                                                                 500,950              477,766
                                                                                  ----------           ----------
      Total shareholders' equity                                                     581,914              556,867
                                                                                  ----------           ----------
                                                                                  $1,023,200           $1,018,021
                                                                                  ==========           ==========



(a) The balance sheet at July 31, 1994 has been condensed from the audited balance sheet at that date.



           See notes to condensed consolidated financial statements.

                      CAESARS WORLD, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY - (UNAUDITED)
                      THREE MONTHS ENDED OCTOBER 31, 1994
                   (In thousands, except shares outstanding)





                                COMMON STOCK
                            --------------------     ADDITIONAL     COMMON
                               SHARES                 PAID-IN      STOCK IN         DEFERRED      RETAINED
                            OUTSTANDING   AMOUNT      CAPITAL      TREASURY       COMPENSATION    EARNINGS       TOTAL
                            -----------   ------     --------      --------       ------------    --------     --------
Balance July 31, 1994       24,872,862    $2,620      $128,028      $(32,695)       $(18,852)     $477,766     $556,867

Stock options exercised         28,288         3           417             -               -             -          420

Amortization of deferred
 compensation, termination
 of restricted stock grants
 and other, net                 (9,754)        -             -          (487)          1,930             -        1,443

Issuance of restricted
stock grants                   226,017        22         9,720             -          (9,742)            -            -

Net income                           -         -             -             -              -         23,184       23,184

                            ----------    ------      --------      --------        --------      --------     --------
Balance October 31, 1994    25,117,413    $2,645      $138,165      $(33,182)       $(26,664)     $500,950     $581,914
                            ==========    ======      ========      ========        ========      ========     ========



           See notes to condensed consolidated financial statements.

                      CAESARS WORLD, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
                  (In thousands, except net income per share)



                                                                                   THREE MONTHS ENDED
                                                                                       OCTOBER 31,
                                                                               --------------------------
                                                                                 1994              1993
                                                                               --------          --------
REVENUE
   Casino                                                                      $192,329          $208,660
   Rooms                                                                         18,508            19,934
   Food and beverage                                                             21,008            22,313
   Earnings of unconsolidated affiliate                                           1,479                 -
   Other income                                                                  19,187            18,176
                                                                               --------          --------
                                                                                252,511           269,083
                                                                               --------          --------
COSTS AND EXPENSES
   Casino                                                                       109,797           105,175
   Rooms                                                                          4,706             5,938
   Food and beverage                                                             15,541            16,461
   Other operating expenses                                                      11,130            11,043
   Selling, general and administrative                                           50,596            47,876
   Depreciation and amortization                                                 14,031            13,752
   Provision for doubtful accounts                                                5,851            18,236
                                                                               ---------         --------
                                                                                211,652           218,481
                                                                               --------          --------
       Operating income                                                          40,859            50,602

   Interest and dividend income                                                   1,396               928
   Interest expense, net                                                         (4,861)           (5,110)
                                                                               --------          --------
       Income before income taxes                                                37,394            46,420

   Income taxes                                                                  14,210            18,572
                                                                               --------          --------
       Net income                                                              $ 23,184          $ 27,848
                                                                               ========          ========
       Net income per share                                                        $.94             $1.14
                                                                                   ====             =====
Average number of common and common equivalent
   shares outstanding                                                            24,609            24,513
                                                                               ========           =======

           See notes to condensed consolidated financial statements.

                      CAESARS WORLD, INC. AND SUBSIDIARIES

         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (UNAUDITED)
                                 (In thousands)

                                                                                             THREE MONTHS ENDED
                                                                                                 OCTOBER 31,
                                                                                          ------------------------
                                                                                             1994           1993
                                                                                          ------------------------
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
   Net income                                                                             $ 23,184        $ 27,848
   Non-cash charges to income, net                                                          15,689          15,250
   Changes in assets and liabilities due to
      operating activities:
         Accounts payable and accrued expenses                                             (18,520)         (1,288)
         Income taxes payable                                                               13,386          18,840
         Other assets and liabilities, net                                                   4,018          (6,222)
                                                                                          --------        --------
            Net cash provided from operating activities                                     37,757          54,428
                                                                                          --------        --------

CASH FLOWS USED FOR INVESTING ACTIVITIES:
   Purchases of property and equipment                                                      (9,892)        (16,190)
   Other investing activities, net                                                            (978)         (1,035)
                                                                                          --------        --------
            Net cash used for investing activities                                         (10,870)        (17,225)
                                                                                          --------        --------

CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
   Reductions in debt and obligations
      under capital leases                                                                 (14,388)        (15,752)
   Other                                                                                       (67)            300
                                                                                          --------        --------
            Net cash used for financing activities                                         (14,455)        (15,452)
                                                                                          --------        --------

NET INCREASE IN CASH AND CASH EQUIVALENT INVESTMENTS
                                                                                            12,432          21,751

Cash and cash equivalent investments at the
   beginning of the period                                                                 143,499         108,616
                                                                                          --------        --------
Cash and cash equivalent investments at the
   end of the period                                                                      $155,931        $130,367
                                                                                          ========        ========

SUPPLEMENTAL CASH FLOW INFORMATION
   Cash used for:
      Payment of interest                                                                 $  8,223        $  7,955
                                                                                          ========        ========
      Payment of Federal and state income taxes, net                                      $    157        $     58
                                                                                          ========        ========

           See notes to condensed consolidated financial statements.

                      CAESARS WORLD, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)



Note 1. Condensed Consolidated Financial Statements -- The Condensed Consolidated Balance Sheet as of October 31, 1994, the Consolidated Statement of Shareholders' Equity for the three months ended October 31, 1994, the Consolidated Statements of Income for the three months ended October 31, 1994 and 1993, and the Condensed Consolidated Statements of Cash Flows for the three months ended October 31, 1994 and 1993, have been prepared by the Company and have not been audited. In the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. All significant intercompany balances and transactions have been eliminated.

               Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's July 31, 1994 Annual Report to Shareholders. The results of operations for the three month period ended October 31, 1994 are not necessarily indicative of the operating results for the full year.

               The Company's independent public accountants have made an unaudited interim review of the condensed consolidated financial statements for the three months ended October 31, 1994 and 1993, in accordance with professional standards and procedures established by the American Institute of Certified Public Accountants. A report from the independent public accountants regarding the unaudited review of the interim financial statements is included herein in Part II, Item 6 (a), Exhibit 15.

Note 2. Net Income Per Share -- Net income per share is based upon the weighted average number of common and common equivalent shares outstanding for each period presented.

Note 3. Regulatory Environment -- The gaming industry in which the Company operates is subject to extensive regulatory supervision and, accordingly, operating results could be affected by legislative and regulatory changes or changes in the policies of, or application of the laws by governmental entities. See also the discussion under the caption "Regulatory and Tax Environment" set forth on page 25 of the Form 10-K of the Company for the fiscal year ended July 31, 1994.

                      CAESARS WORLD, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)



Note 4. Contingent Receivable -- In 1993, the Company announced it had entered into a management operating agreement with one of the bidders for a casino development in New Orleans. In August 1993, the bid was awarded to another operator and the initial bidder's participation in the project ended. Subsequently, the Company's former principal joined with others and they were awarded the contract to operate the New Orleans casino development project. Pursuant to settlement of a dispute arising with the initial bidder, the Company is to receive $5,000,000 for expenses and pre- development services from the initial bidder. Previously, this receivable, in part, had been contingent (at least as to timing) on the operator completing its financing. The financing was completed in November 1994 and the receivable is due at the end of December 1994. While the Company has received an acknowledgement from a representative of the obligors that these amounts are due and the obligor is seeking financing, in view of unavailability of enough information at this time for the Company to fully evaluate this item and the uncertainity as to when collection will occur, the Company is currently planning to record realization only upon collection of this receivable. The Company will reflect collections of this item as a reduction of expenses.

Note 5. Labor Contracts -- In November 1994, the Company agreed to a new three year contract with the Culinary Workers Union and Bartenders Union covering approximately 2,500 employees in Las Vegas. Another contract covering approximately 20 theatrical stage employees has expired at Caesars Palace in Las Vegas and a tentative agreement has been reached but not yet been ratified by these employees. A work slow-down or stoppage is not expected in the Las Vegas showroom as a result of this expired contract.

 Note 6. Exercise of Lease Purchase Option -- Two of the Company's resorts in the Pocono mountains of Pennsylvania are operated under leases the initial 20-year-lease terms of which expire on January 31, 1995. The leases include purchase options at the fair market value of the lease properties excluding personal property, goodwill, certain structures and other intangibles. In November 1994, the Company gave notice to the landlord that the Company will exercise its purchase options to acquire the two resort properties in fiscal 1995. The fair market value purchase price will be determined by independent appraisals. The Company has engaged an independent appraiser and the lessor has notified the Company it has engaged a separate independent appraiser. The Company is uncertain as to the amount or when the purchase option payments will be made.

                      CAESARS WORLD, INC. AND SUBSIDIARIES


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operations together with available debt capacity are the primary components providing the Company financial flexibility to explore expansion opportunities and provide adequate liquidity. Net cash provided from operating activities was $37.8 million in the first three months of fiscal 1995, compared with $54.4 million in the same period of fiscal 1994. The decrease in fiscal 1995 is primarily attributable to lower net income and a decrease in accounts payable and accrued expenses which reduced the cash generated by operating activities. At October 31, 1994, the Company's cash and cash equivalent investments were $155.9 million compared with $143.5 million at July 31, 1994.

Cash used for investing activities in the three months ended October 31, 1994 was primarily for capital expenditure projects at Caesars Palace in Las Vegas, Caesars Atlantic City and the Caesars Pocono Resorts in Pennsylvania. Room and suite remodeling as well as ongoing construction of the Magical Empire were the major capital expenditures in Las Vegas. The Magical Empire is expected to combine dining and intimate magical experiences in a new structure adjacent to the casino and is scheduled to open in calendar 1995. At Caesars Atlantic City building modifications are under construction to lease approximately 22,500 square feet to "Planet Hollywood" for a restaurant and entertainment facility scheduled to be opened in the spring of 1995. Twenty new Roman Tower Suites are nearly completed at Caesars Pocono Palace in Pennsylvania and are expected to be opened in stages by January 1, 1995. See Note 6 to Condensed Consolidated Financial Statements for a discussion of the payment to be made for the exercise of the lease purchase option for two of the Pocono resorts.

The Company expects to be able to meet its future debt obligations, finance operations and capital expenditures, as well as provide for a substantial expansion of operations through internally generated cash flow, liquidation of cash equivalent investments, future borrowings (including amounts available under the bank credit facilities), capital lease transactions and/or sales of equity and debt securities.

                      CAESARS WORLD, INC. AND SUBSIDIARIES


RESULTS OF OPERATIONS

COMPARISON OF NET INCOME FOR THE THREE MONTH PERIODS ENDED OCTOBER 31, 1994 AND OCTOBER 31, 1993

Contribution to revenue and operating income by location, interest and income taxes for the periods, were as follows (in thousands):



                                                                            THREE MONTHS ENDED OCTOBER 31,
                                                                          ---------------------------------
                                                                            1994                     1993
                                                                          --------                 --------
Revenue
   Nevada                                                                 $125,614                 $155,224
   New Jersey                                                              103,776                   94,036
   Earnings of unconsolidated affiliate                                      1,479                        -
                                                                          --------                 --------
     Casino/hotel operations                                               230,869                  249,260
   Pocono Resorts                                                           14,597                   14,492
   Other(A)                                                                  7,045                    5,331
                                                                          --------                 --------
        Total revenue                                                     $252,511                 $269,083
                                                                          ========                 ========

Contributions to operating income
   Nevada                                                                 $ 13,376                 $ 27,484
   New Jersey                                                               24,757                   22,642
   Earnings of unconsolidated affiliate                                      1,479                        -
                                                                          --------                 --------
     Casino/hotel operations                                                39,612                   50,126
   Pocono Resorts                                                            4,760                    5,077
   Other expenses(B)                                                        (3,513)                  (4,601)
                                                                          --------                 --------
        Operating income                                                    40,859                   50,602

   Interest income                                                           1,396                      928
   Interest expense, net                                                    (4,861)                  (5,110)
                                                                          --------                 --------
     Income before income taxes                                             37,394                   46,420

   Income taxes                                                             14,210                   18,572
                                                                          --------                 --------
   Net income                                                             $ 23,184                 $ 27,848
                                                                          ========                 ========

(A) Other revenue is primarily from merchandising operations.
(B) Other expenses include the contribution from merchandising operations and corporate expenses. Intercompany transactions have been eliminated.

                      CAESARS WORLD, INC. AND SUBSIDIARIES







NEVADA OPERATIONS

Revenue decreased 19 percent and contribution to operating income decreased 51 percent at the Nevada properties in the three months ended October 31, 1994 compared with the same prior year period. The lower casino revenue and operating income during the quarter resulted from a significantly lower table game win percentage compared with the year-earlier quarter. Casino losses to a small number of high-wagering table game customers in Las Vegas resulted in a table game win percentage that was 7.9 percentage points lower than last year's first-quarter table game win percentage. This lower win percentage combined with reduced table game activity more than offset the record quarterly slot results. The Nevada operations realized all-time quarterly slot machine records in both volume and win in the quarter ended October 31, 1994, primarily attributable to enhanced marketing programs. The provision for doubtful accounts at the Nevada operations decreased by $12.2 million due to a 13 percent reduction in credit issued and lower use of the provision as a marketing tool to high-wagering customers. There was also a reduction in operating expenses resulting from the decline in table game win and activity when comparing the respective fiscal quarters.

CAESARS NEW JERSEY

Revenue from Caesars Atlantic City for the first quarter ended October 31, 1994 increased 10 percent and contribution to operating income increased 9 percent from the same prior year quarter. Record results for any previous quarter in both casino activity and win were realized at Caesars Atlantic City with record results from slot machines being the primary contributor to the first quarter improvement. Another positive impact on the quarterly comparisons came from Caesars Atlantic City's Simulcast Casino which opened with horse race betting and poker in October 1993 and subsequently the introduction of other games. Increased casino costs and higher marketing expenses, primarily related to more extensive casino busing programs, partially offset the casino revenue increase in New Jersey.

                      CAESARS WORLD, INC. AND SUBSIDIARIES


UNCONSOLIDATED AFFILIATE

During the fiscal 1995 first quarter, the Company had a positive contribution to revenue and operating income from an unconsolidated affiliate in Windsor, Ontario, Canada. Caesars World has a one-third ownership of the company operating the casino on behalf of the Ontario government. The casino in Windsor opened in May 1994.

OTHER EXPENSES

The reduction in other expenses of $1.1 million in the first quarter of fiscal 1995 compared with the year earlier quarter was primarily attributable to reimbursement of pre-opening expenses incurred in prior periods for the operation in Windsor, Canada and improved contribution from the Company's merchandising operations.

INCOME TAXES

The higher income tax rate in the first fiscal quarter of last year was primarily due to the adoption of FASB 109 and a retroactive tax rate adjustment during the first quarter of fiscal 1994.

                      CAESARS WORLD, INC. AND SUBSIDIARIES


                          PART II.  OTHER INFORMATION

Item 1.       Legal Proceedings

              See Item 3 of the Form 10-K of the Company for the fiscal year ended July 31, 1994 which is hereby incorporated herein.

Item 2.       Changes in Securities

              On December 8, 1994, the Board of Directors of the Company approved an amendment (the "Amendment") to the Rights Agreement, dated as of January 10, 1989, between the Company and Morgan Shareholder Services Trust Company (the "Rights Agreement"), which affects the Rights previously issued to shareholders of the Company pursuant to the Rights Agreement. The amendment requires the Board of Directors to determine whether it is in the best interests of the Company to decide that a person or entity which would otherwise meet the criteria of an "Unqualified Gaming Person" (as defined in the Rights Agreement) should be so deemed by the Board. No other provisions of the Rights Agreement were affected.

Item 5.       Other Information

              With reference to the Company's 25 percent participation in the limited partnership selected as the preferred bidder to negotiate a lease to operate a gaming facility in downtown St. Louis, Missouri, a referendum was approved by the voters in November 1994 to allow slot machines and other games of chance. Negotiations are currently in process with respect to this lease opportunity, however, the ultimate composition and size of the project is now under discussion and the outcome of these negotiations and the obtaining of the ultimate approvals are uncertain.

              See the "Expansion and Growth Opportunities" section of Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the fiscal year ended July 31, 1994 for a further discussion of this and other expansion activities.

                      CAESARS WORLD, INC. AND SUBSIDIARIES



Item 6.       Exhibits and Reports on Form 8-K

              (a) Exhibits filed herewith (the * denotes documents included in this filing):

              *10(a) Amendment No. 1 dated December 9, 1994 to Rights Agreement dated January 10, 1989 between Caesars World, Inc. and First Chicago Trust Company of New York.

              *10(b) First Amendment dated August 1, 1992 to Employment Agreement of Henry Gluck dated August 1, 1991.

              *10(c) First Amendment dated August 1, 1992 to Employment Agreement of J. Terrence Lanni dated August 1, 1991.

              *10(d) Second Amendment dated October 4, 1994 to Employment Agreement of Henry Gluck dated August 1, 1991.

              *10(e) Second Amendment dated October 4, 1994 to Employment Agreement of J. Terrence Lanni dated August 1, 1991.

              *15    Review Report of Independent Public Accountants

              *27    Financial Data Schedule

              (b) During the quarter ended October 31, 1994 a Form 8-K dated August 25, 1994 was filed and included the Company's press release of the same date announcing the earnings for the fiscal year ended July 31, 1994.

                      CAESARS WORLD, INC. AND SUBSIDIARIES


                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                                  CAESARS WORLD, INC.
                                                  (Registrant)

                                        PRINCIPAL FINANCIAL OFFICER:

Date:  December 12, 1994                /s/ Roger Lee
                                        ---------------------------------------
                                        Roger Lee
                                        Senior Vice President-Finance and
                                        Administration



                                        PRINCIPAL ACCOUNTING OFFICER:

Date:  December 12, 1994                /s/ Bruce C. Hinckley
                                        ---------------------------------------
                                        Bruce C. Hinckley
                                        Vice President and Corporate Controller

                      CAESARS WORLD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    YEAR ENDED JULY 31, 1994, 1993 AND 1992
                      (In thousands except per share data)



                                                                    1994             1993             1992
                                                                 ----------        --------         --------
Revenue
  Casino                                                         $  792,584        $772,061         $734,766
  Rooms                                                              69,766          70,035           67,768
  Food and beverage                                                  81,856          77,563           73,989
  Earnings of unconsolidated affiliate                                1,958               -                -
  Other income                                                       69,602          63,800           56,775
                                                                 ----------        --------         --------
                                                                  1,015,766         983,459          933,298
                                                                 ----------        --------         --------
Costs and expenses
  Casino                                                            437,645         410,805          381,869
  Rooms                                                              20,377          20,413           19,932
  Food and beverage                                                  61,438          58,043           54,697
  Other operating expenses                                           41,182          39,373           38,051
  Selling, general and administrative                               187,597         185,096          173,131
  Depreciation and amortization                                      55,857          54,574           57,681
  Provision for doubtful accounts                                    67,165          56,044           48,048
                                                                 ----------        --------         --------
                                                                    871,261         824,348          773,409
                                                                 ----------        --------         --------

      Operating income                                              144,505         159,111          159,889
Dividend and interest income                                          3,345           1,748              989
Interest expense, net of amounts capitalized                        (19,295)        (26,883)         (43,518)
                                                                 ----------        --------         --------

Income before income taxes
   and extraordinary loss                                           128,555         133,976          117,360
Income taxes                                                         50,194          50,761           44,652
Extraordinary loss, net of income tax benefit                             -               -           (6,703)
                                                                 ----------        --------         --------

      Net income                                                 $   78,361        $ 83,215         $ 66,005
                                                                 ==========        ========         ========



Net income per common share
   Income before extraordinary loss                              $     3.19        $   3.40         $   3.01
   Extraordinary loss                                                     -               -             (.28)
                                                                 ----------        --------         --------

      Net income                                                 $     3.19        $   3.40         $   2.73
                                                                 ==========        ========         ========






                See notes to consolidated financial statements.

                      CAESARS WORLD, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           AT JULY 31, 1994 AND 1993
            (In thousands except shares authorized and outstanding)


                                     ASSETS

                                                                                 1994                   1993
                                                                              ----------              --------
Current assets
  Cash                                                                        $   44,283              $ 41,116
  Cash equivalent investments                                                     99,216                67,500
  Receivables, net                                                                71,341                66,041
  Inventories                                                                     12,986                11,364
  Deferred income taxes                                                           37,120                42,748
  Prepaid expenses and other                                                      11,895                12,366
                                                                              ----------              --------
    Total current assets                                                         276,841               241,135
Property and equipment, net                                                      626,740               616,393
Excess cost of investments over net assets acquired                               52,671                52,916
Investments in and advances to unconsolidated affiliates                          12,393                     -
Other assets                                                                      49,376                45,275
                                                                              ----------              --------

                                                                              $1,018,021              $955,719
                                                                              ==========              ========


                     LIABILITIES AND SHAREHOLDERS'  EQUITY


Current liabilities
  Current maturities of long-term debt                                        $   27,778              $ 28,344
  Accounts payable and accrued expenses                                          132,337               127,754
  Income taxes                                                                    19,186                 9,361
                                                                              ----------              --------
    Total current liabilities                                                    179,301               165,459
Long-term debt, net of current maturities                                        212,556               243,024
Other liabilities, including deferred income taxes of $20,015
  and $29,282                                                                     69,297                74,346
Commitments and contingencies
Shareholders' equity
 Common stock, $.10 par value; 50,000,000  shares authorized;
    24,872,862 and 24,619,631 shares outstanding                                   2,620                 2,590
  Additional paid-in capital                                                     128,028               117,399
  Common stock in treasury                                                       (32,695)              (30,358)
  Deferred compensation                                                          (18,852)              (16,146)
  Retained earnings                                                              477,766               399,405
                                                                              ----------              --------
    Total shareholders' equity                                                   556,867               472,890
                                                                              ----------              --------

                                                                              $1,018,021              $955,719
                                                                              ==========              ========





                See notes to consolidated financial statements.

                      CAESARS WORLD, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS'  EQUITY

                    YEAR ENDED JULY 31, 1994, 1993 AND 1992
                    (In thousands except shares outstanding)




                                  COMMON STOCK
                             ----------------------     ADDITIONAL      COMMON       DEFERRED
                                SHARES                   PAID-IN       STOCK IN        COMP-       RETAINED
                             OUTSTANDING     AMOUNT      CAPITAL       TREASURY      ENSATION      EARNINGS      TOTAL
                             -----------     ------     ----------     --------      --------      --------    --------
BALANCE JULY 31, 1991         23,966,295     $2,516      $99,703       $(27,034)     $(12,190)     $250,185    $313,180
 Stock options exercised         189,547         20        2,474              -             -             -       2,494
 Issuance of restricted
   stock grants                  206,900         21        6,122              -        (6,143)            -           -
 Amortization of
   deferred compensation               -          -            -              -         5,120             -       5,120
 Common stock
   purchased and held
   in treasury                   (54,718)         -            -         (1,986)            -             -      (1,986)
 Other                           (13,084)        (2)        (507)             -           344             -        (165)
 Net income                            -          -            -              -             -        66,005      66,005
                              ----------     ------     --------       --------      --------      --------    --------
BALANCE JULY 31, 1992         24,294,940      2,555      107,792        (29,020)      (12,869)      316,190     384,648
  Stock options exercised         71,378          7        1,139              -             -             -       1,146
  Issuance of restricted
    stock grants                 197,700         20        8,444              -        (8,464)            -           -
  Amortization of
    deferred compensation              -          -            -              -         5,081             -       5,081
  Common stock
    purchased and held
    in treasury                  (34,243)         -            -         (1,338)            -             -      (1,338)
  Other                           89,856          8           24              -           106             -         138
  Net income                           -          -            -              -             -        83,215      83,215
                              ----------     ------     --------       --------      --------      --------    --------
BALANCE JULY 31, 1993         24,619,631      2,590      117,399        (30,358)      (16,146)      399,405     472,890
  Stock options exercised         51,267          5          854              -             -             -         859
  Issuance of restricted
    stock grants                 199,781         20       10,195              -       (10,215)            -           -
  Amortization of
    deferred compensation              -          -            -              -         6,522             -       6,522
  Common stock
    purchased and held
    in treasury                  (44,048)         -            -         (2,337)            -             -      (2,337)
  Other                           46,231          5         (420)             -           987             -         572
  Net income                           -          -            -              -             -        78,361      78,361
                              ----------     ------     --------       --------      --------      --------    --------

BALANCE JULY 31, 1994         24,872,862     $2,620     $128,028       $(32,695)     $(18,852)     $477,766    $556,867
                              ==========     ======     ========       ========      ========      ========    ========





                See notes to consolidated financial statements.

                      CAESARS WORLD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEAR ENDED JULY 31, 1994, 1993 AND 1992
                                 (In thousands)


                                                                               1994          1993         1992
                                                                            --------      ---------     --------
Cash flows from operating activities:
  Net income                                                                $ 78,361      $  83,215     $ 66,005
  Reconciliation of net income to net cash provided
    by operating activities:
     Depreciation and amortization                                            55,857         54,574       57,681
     Deferred income taxes                                                    (3,578)         3,062       (9,183)
     Extraordinary loss                                                            -              -        6,703
     Amortization of deferred compensation and other, net                      7,791          6,538        5,337
  Changes in assets and liabilities due to operating activities:
         Receivables, net                                                     (5,300)        (3,047)     (10,147)
         Other, net                                                            3,005         (5,666)       1,249
                                                                            --------      ---------     --------
           Net cash provided by operating activities                         136,136        138,676      117,645
                                                                            --------      ---------     --------

Cash flows from investing activities:
  Purchases of property and equipment                                        (65,366)       (40,795)     (41,700)
  Other, net                                                                  (2,763)        (3,425)      (1,992)
                                                                            --------      ---------     --------
           Net cash used for investing activities                            (68,129)       (44,220)     (43,692)
                                                                            --------      ---------     --------

Cash flows from financing activities:
  Reductions in debt and obligations under capital leases                    (32,898)      (309,906)     (62,615)
  Issuance of 8 7/8% Senior Subordinated Notes                                     -        150,000            -
  Increase in long-term bank borrowings                                            -        125,000            -
  Purchase and retirement of common stock                                     (2,337)        (1,338)      (1,986)
  Debt issuance costs                                                              -         (3,301)           -
  Issuance of common stock and other, net                                      2,111          1,369        2,454
                                                                            --------      ---------     --------
           Net cash used for financing activities                            (33,124)       (38,176)     (62,147)
                                                                            --------      ---------     --------


Increase in cash and cash equivalent investments                              34,883         56,280       11,806
Cash and cash equivalent investments at the beginning
  of the period                                                              108,616         52,336       40,530
                                                                            --------      ---------     --------

Cash and cash equivalent investments at the end of
  the period                                                                $143,499      $ 108,616     $ 52,336
                                                                            ========      =========     ========


Supplemental cash flow disclosures
  Interest paid, net of amount capitalized                                  $ 19,209      $  30,268     $ 42,919
                                                                            ========      =========     ========
  Federal and state income taxes paid, net of refunds                       $ 43,444      $  53,435     $ 48,292
                                                                            ========      =========     ========





                See notes to consolidated financial statements.

                      CAESARS WORLD, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Caesars World, Inc. (the Company) and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Investments in unconsolidated affiliates are stated at cost adjusted by equity in undistributed earnings. Certain reclassifications have been made to prior years' amounts to conform with the 1994 presentation.

The excess cost of investments over net assets acquired subsequent to 1969 is being amortized over 40 years. The excess cost over net assets acquired includes $43,971,000 relating to the purchase of Caesars Palace in 1969 which is believed to have continuing value and, accordingly, is not being amortized.

CASINO REVENUE AND PROMOTIONAL ALLOWANCES

Casino revenue represents the net win from gaming wins and losses. Revenue excludes the retail value of rooms, food, beverage, entertainment and other promotional allowances provided on a complimentary basis to customers. The estimated retail value of these promotional allowances was $117,760,000; $106,613,000 and $103,727,000 for the years ended July 31, 1994, 1993 and 1992, respectively. The estimated costs of such promotional allowances have been classified primarily as casino costs and expenses as follows:


                                                  YEAR ENDED JULY 31
                                         -------------------------------------
                                           1994          1993           1992
                                         -------       -------         -------
                                                   (IN THOUSANDS)
     Rooms                               $16,857       $14,502         $13,298
     Food and beverage                    58,661        54,520          53,374
     Other operating expenses             11,446        10,105           9,036
                                         -------       -------         -------
                                         $86,964       $79,127         $75,708
                                         =======       =======         =======



CASH EQUIVALENT INVESTMENTS

There were no significant realized or unrealized gains or losses from cash equivalent investments during the years ended July 31, 1994, 1993 and 1992. Cash equivalent investments were stated at cost and consisted of commercial paper and other short-term instruments with maturities of less than three months at the date of purchase. The cost of these investments approximates market value. It is the Company's policy to limit the amount of its credit exposure with any one company and investments are made only in investment instruments of companies having high credit ratings.

INVENTORIES

Inventories are stated at the lower of cost or market, determined principally on the first-in, first-out basis.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and include interest on funds borrowed to finance construction. Capitalized interest was $105,000; $37,000 and $32,000 in fiscal 1994, 1993 and 1992, respectively. Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:



      Buildings and improvements                      5 to 40 years
      Leasehold improvements                          3 to 40 years
      Furniture, fixtures and equipment               2 to 10 years
      Property under capital leases                   5 to 20 years


Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income.

AMORTIZATION OF LOAN COSTS

Debt discount and loan issuance costs in connection with long-term debt are capitalized and amortized to expense during the period the debt is outstanding.

INCOME TAXES

The Company and its subsidiaries file a consolidated federal income tax return. Deferred income taxes are provided for timing differences between book and tax recognition of revenues and expenses. The income tax benefit realized upon exercise of non-qualified stock options and early disposition of incentive stock options is credited to additional paid-in capital.

The Omnibus Budget Reconciliation Act of 1993, enacted in August 1993, contained a corporate tax rate increase from 34 to 35 percent retroactive to January 1, 1993. In accordance with generally accepted accounting principles, the retroactive effect of this change was recognized in the first quarter of fiscal 1994 and approximated $700,000.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 (SFAS 109) on accounting for income taxes. The Company adopted the accounting and disclosure rules prescribed by SFAS 109 in the first quarter of fiscal 1994. The Company elected to adopt SFAS 109 by recognizing a cumulative adjustment which did not have a material effect on the Company's financial position or results of operations.

POSTEMPLOYMENT BENEFITS

In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112 (SFAS 112), "Employers' Accounting for Postemployment Benefits," which requires accrual accounting for benefits offered to employees after employment, but before retirement. The adoption of SFAS 112 did not have significant impact on the Company's financial position or results of operations.

NET INCOME PER COMMON SHARE

Net income per common share is based upon the weighted average number of common stock and common stock equivalents outstanding which were 24,567,000; 24,475,000 and 24,167,000 for the years ended July 31, 1994, 1993 and 1992, respectively.

NOTE 2.     RECEIVABLES

ACCOUNTS RECEIVABLE

Components of receivables were as follows:


                                                                      AT JULY 31
                                                              -------------------------
                                                                1994             1993
                                                              --------         --------
                                                                    (IN THOUSANDS)
       Accounts and notes receivable
         Casino                                               $107,061         $ 94,890
         Hotel                                                   4,283            4,401
         Other                                                   5,258            3,521
                                                              --------         --------
                                                               116,602          102,812
       Less allowance for doubtful accounts                     45,261           36,771
                                                              --------         --------

                                                              $ 71,341         $ 66,041
                                                              ========         ========

At July 31, 1994, approximately 61 percent of the Company's casino receivables were from customers whose primary residence is outside the United States with no significant concentration in any one foreign country.

CONTINGENT RECEIVABLE

In 1993, the Company announced it had entered into a management operating agreement with one of the bidders for a casino development in New Orleans. In August 1993, the bid was awarded to another operator and the Company's participation in the project ended. Pursuant to a settlement agreement with the Company's former co-venturer in the New Orleans project, the Company is to receive $5,000,000 for the Company's expenses and pre-development services contingent upon the co-venturer obtaining financing to construct a casino development in New Orleans in association with the successful bidder for the project. The Company is unable to predict the timing or probability of collecting this settlement.

NOTE 3.     PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:


                                                                      AT JULY 31
                                                               -------------------------
                                                                 1994              1993
                                                               --------          --------
                                                                     (IN THOUSANDS)
       Land                                                    $   76,582      $   76,470
       Buildings and improvements                                 584,064         562,815
       Leasehold improvements                                      86,138          80,550
       Furniture, fixtures and equipment                          258,807         284,574
       Construction in progress                                    22,369           5,933
       Property under capital leases                               22,267          22,699
                                                               ----------      ----------
                                                                1,050,227       1,033,041
       Less accumulated depreciation and amortization             423,487         416,648
                                                               ----------      ----------

                                                               $  626,740      $  616,393
                                                               ==========      ==========

NOTE 4.     INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

In December 1993 a newly-formed corporation, Windsor Casino, Limited (WCL), owned equally by the Company, Circus Circus Enterprises, Inc. and a subsidiary of Hilton Hotels Corporation, was selected by the government of Ontario, Canada, to develop and operate the province's first casino, in the city of Windsor. In May 1994, a 50,000-square-foot interim casino was opened in Windsor. The interim casino is owned by the government of Ontario and operated by WCL. WCL receives 2.75 percent of gross operating revenue and 5 percent of net operating margins (as defined in the management agreement) of the interim casino. Cash advances of $14,591,000 were made by each shareholder of WCL, including the Company, prior to June 1994 of which $4,531,000 had been repaid to each shareholder at July 31, 1994. During the second quarter of fiscal 1995, WCL is expected to borrow from a syndicate of banks, using a portion of the funds to repay the remaining outstanding cash advances made to WCL by its three shareholders. Each of the WCL shareholders, including the Company, is expected to guarantee one-third of these bank borrowings. The WCL bank loan is expected to be repaid from cash generated from operations.

The permanent facility to be built in Windsor is in the planning stage and is expected to include a 75,000-square-foot casino, a 300-room hotel, food and beverage outlets and other amenities. This complex is expected to be open in fiscal 1997 and will be built on a 13-acre site in downtown Windsor in view of the Detroit, Michigan skyline. The estimated cost of this complex is $300,000,000 of which a portion will be advanced by each of the shareholders of WCL, including the Company.

The Company continues to explore gaming and expansion opportunities in the United States and internationally. At July 31, 1994, two other refundable advances had been made for expansion projects which are in preliminary development stages. All costs and expenses incurred to explore expansion opportunities for the Company are charged to general and administrative expenses until it is determined the project will be developed.

NOTE 5.     SHORT-TERM BANK BORROWINGS

Since August 1992, the Company has had no outstanding short-term bank borrowings (see Note 7). During fiscal 1992 the Company's short-term borrowings under a $10,000,000 unsecured bank revolving credit facility totaled $7,200,000 and the interest rate was 3 7/8 percent at July 31, 1992. The average outstanding borrowings during fiscal 1992 were $7,200,000, computed by using the daily balances, and the weighted average interest rate was 5.4 percent, computed by dividing short-term interest expense by the average short-term debt outstanding. The maximum borrowings outstanding at any month-end during fiscal 1992 totaled $7,200,000.


NOTE 6.     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

                                                                           AT JULY 31
                                                                  ---------------------------
                                                                    1994              1993
                                                                  ---------         ---------
                                                                         (IN THOUSANDS)
    Accounts payable                                              $ 47,052           $ 46,804
    Accrued interest                                                 6,327              6,540
    Accrued progressive slot machine jackpots                        6,359              5,458
    Accrued salaries, wages and employee benefits                   24,171             24,199
    Short-term portion of capital lease obligations payable          1,046              1,919
    Other accrued expenses                                          47,382             42,834
                                                                  --------           --------

                                                                  $132,337           $127,754
                                                                  ========           ========

NOTE 7.     LONG-TERM DEBT

Long-term debt consisted of the following:

                                                                           AT JULY 31
                                                                     -----------------------
                                                                       1994           1993
                                                                     --------       --------
                                                                          (IN THOUSANDS)
        Amounts due under Bank Loan agreement,
          at floating rates approximating prime
          or an alternative negotiated rate which at
          July 31, 1994, was approximately 5.48 percent              $ 90,334       $118,111
        Senior subordinated notes, due August 15, 2002,
          at 8 7/8 percent payable semi-annually
          in February and August                                      150,000        150,000
        Mortgages payable bearing interest at rates between
          8 and 9 3/4 percent, secured by property,
          retired in 1994                                                   -          3,257
                                                                     --------       --------
                                                                      240,334        271,368
        Less current maturities                                        27,778         28,344
                                                                     --------       --------
                                                                     $212,556       $243,024
                                                                     ========       ========

In August 1992 the Company entered into a $275,000,000 unsecured credit facility (Bank Loan) with a syndicate of banks. This facility consists of a $125,000,000 Term Loan which had an outstanding balance of $83,334,000 and $111,111,000, at July 31, 1994 and 1993, respectively. The facility also includes a $150,000,000 Revolver which had a $7,000,000 outstanding balance at July 31, 1994 and 1993. The Term Loan is payable in equal installments of $13,889,000 on September 30 and March 31 each year until final payment is made on March 31, 1997, and interest is payable quarterly or earlier.

The proceeds from the Term Loan were used for the retirement of certain debt that was outstanding at July 31, 1992. In August 1992, $7,000,000 of the revolving portion of the facility was utilized to replace the outstanding portion of a short-term bank credit line of a subsidiary. Although the revolving credit facility is utilized for working capital and general corporate purposes, it is classified as long-term due to its maturity on October 31, 1997. At July 31, 1994, a provision of the Bank Loan agreement restricted the Company from making cash dividends in excess of $196,604,000. The Company incurs commitment fees of 5/16 to 1/2 percent on the unused portion of the credit facilities and the interest rate fluctuates depending upon the Company's financial leverage and the selection of one of the borrowing rate alternatives available at the option of the Company, one of which approximates the bank's prime rate. The fair value of the borrowings under the Bank Loan approximates the carrying amount of the debt.

On August 15, 1992, the Company issued $150,000,000 of 8 7/8 percent Senior Subordinated Notes (the Notes) that mature in 2002. The Notes are subordinated to all senior indebtedness (as defined in the Indenture), which includes the indebtedness under the Bank Loan agreement, are effectively subordinated to liabilities of the Company's subsidiaries and are senior in the right of payment to other subordinated indebtedness. The Notes are redeemable at the Company's option, in whole or in part, beginning August 15, 1997, at a premium price of 103.27 percent, declining annually to par at August 15, 2000, and thereafter. The original issue discount and costs are being amortized over the term of the Notes. At July 31, 1994, the estimated fair value of the Notes was approximately $147,750,000, based on the quoted market trading price.

The proceeds from the Notes and cash available from operations together with $115,000,000 of the Term Loan were used on October 1, 1992, to retire the $241,200,000 of principal outstanding plus the accrued interest thereon and a redemption premium of 2.25 percent of the principal amount. In December 1992 the outstanding principal on one of the mortgages payable which was secured by property in Las Vegas was retired. The retirement of the above described debt prior to its maturity resulted in an extraordinary charge, net of income tax benefit, in July 1992 of $6,703,000.

Prior to August 1992 the Company had a $250,000,000 unsecured credit facility with a syndicate of banks. The facility consisted of a $100,000,000 term loan with an outstanding balance at July 31, 1992, of $25,000,000 and a $150,000,000 revolving credit facility with no outstanding amount.

The Bank Loan agreement and the Notes, as well as the previous loan agreements covering 1992, contain covenants, among others, that require the maintenance of certain financial ratios and include restrictions on the Company and its subsidiaries with respect to additional debt, dividends, stock repurchases, sales of certain assets, investments and capital expenditures, mergers, consolidations and similar transactions, liens, acquisitions, disposition of property, and prepayment of other debt. Cross default clauses provide that the default under either the Notes or the Bank Loan agreement may result in the acceleration of the other. The loss or suspension of a gaming license which has a potential $15,000,000 charge to operations of the Company and is determined by the banks to be materially adverse to the bank's investment would constitute a default under the Bank Loan agreement. Also, the bank agreement requires guarantees by specified subsidiaries of the Company.

The annual maturities of long-term debt as of July 31, 1994, follow:

      Year ending July 31                               (In thousands)
      -------------------                               --------------
      1995                                                    $ 27,778
      1996                                                      27,778
      1997                                                      27,778
      1998                                                       7,000
      1999                                                           -
      Thereafter                                               150,000
                                                              --------

                                                              $240,334
                                                              ========

NOTE 8.     INCOME TAXES


The provision (benefit) for income taxes consisted of the following:


                                                YEAR ENDED JULY 31
                                     -------------------------------------
                                       1994           1993           1992
                                     -------        -------        -------
                                                 (IN THOUSANDS)
      Current
        Federal                      $47,604        $40,217        $43,727
        State                          6,168          7,482          6,656
      Deferred                        (3,578)         3,062         (9,183)
                                     -------        -------        -------
                                     $50,194        $50,761        $41,200
                                     =======        =======        =======

The provision (benefit) for income taxes is included in the financial statements as follows:


                                                                                 YEAR ENDED JULY 31
                                                                      ---------------------------------------
                                                                       1994            1993            1992
                                                                      -------         -------         -------
                                                                                 (IN THOUSANDS)
        Income before extraordinary loss                              $50,194         $50,761         $44,652
        Extraordinary loss                                                  -               -          (3,452)
                                                                      -------         -------         -------

                                                                      $50,194         $50,761         $41,200
                                                                      =======         =======         =======



The provision (benefit) for deferred income taxes represents temporary differences in the recognition of revenue and expenses for tax and financial statement purposes. The tax effects of these differences were as follows:


                                                                                  YEAR ENDED JULY 31
                                                                       ---------------------------------------
                                                                        1994            1993            1992
                                                                       -------         -------        --------
                                                                                    (IN THOUSANDS)
        Depreciation                                                   $(1,127)         $  418        $   (592)
        Provision for doubtful accounts                                 (2,809)          3,023             268
        Accrued liabilities                                                461          (2,992)         (4,636)
        Extraordinary loss on early extinguishment of debt                   -           3,452          (3,452)
        Other, net                                                        (103)           (839)           (771)
                                                                       -------          ------         -------

                                                                       $(3,578)         $3,062         $(9,183)
                                                                       =======          ======         =======




The income tax effects of temporary differences between financial and income tax reporting that gave rise to deferred income tax assets and liabilities at July 31, 1994, under the provisions of SFAS No. 109, were as follows:


                                                                        ASSETS         LIABILITIES         TOTAL
                                                                       -------         -----------       --------
                                                                                      (IN THOUSANDS)
        Current deferred income taxes
          Bad debt reserves                                            $17,601          $      -         $ 17,601
          Accrued expenses                                              13,619                 -           13,619
          Other                                                          5,900                 -            5,900
                                                                       -------          --------         --------

                                                                       $37,120          $      -         $ 37,120
                                                                       =======          ========         ========


        Non-current deferred income taxes
          Depreciation                                                 $     -          $(38,137)        $(38,137)
          Deferred compensation                                          3,943                 -            3,943
          Accrued expenses                                              11,291                 -           11,291
          Other                                                          5,223            (2,335)           2,888
                                                                       -------          --------         --------

                                                                       $20,457          $(40,472)        $(20,015)
                                                                       =======          ========         ========

The provision for income taxes differed from the amount computed at the statutory rate as follows:

                                                                                YEAR ENDED JULY 31
                                                                      ---------------------------------------
                                                                        1994           1993             1992
                                                                      -------        -------          -------
                                                                                  (IN THOUSANDS)
        Federal income taxes at statutory rate                        $44,995        $45,552          $36,450
        State income taxes, net of federal benefit                      4,078          4,972            4,060
        Other, net                                                      1,121            237              690
                                                                      -------        -------          -------

                                                                      $50,194        $50,761          $41,200
                                                                      =======        =======          =======

The Internal Revenue Service has examined the Company's federal consolidated income tax returns through fiscal 1988 and is currently examining the returns for fiscal 1989 through 1992.


NOTE 9. LEASES

The Company and its subsidiaries lease land, buildings and equipment under noncancelable lease agreements with primary terms which expire at various dates through 2076. The leases generally provide that the Company pay the taxes, insurance and maintenance expenses related to the leased assets. Major leased assets, which have been capitalized, include land in Atlantic City unrelated to current operations, and the land and buildings of two of the Company's Pocono resorts.

In January 1992 the Company exercised a $6,500,000 purchase option for a land lease upon which a portion of the Caesars Atlantic City hotel is located. The lease required payments of $247,000 in fiscal 1992, prior to the exercise of the option.

Caesars Atlantic City also owns approximately 1.2 acres and leases approximately six acres of property in Atlantic City, including an entire block of Boardwalk frontage which may be suitable for development of a casino/hotel. The capitalized lease expires in 2076 and requires annual payments of $875,000; the property may be purchased for $13,000,000. The purchase option price will increase by $500,000 in August 1997 and another $500,000 every 10 years thereafter.

Two of the Company's resorts in the Pocono mountains of Pennsylvania are operated under leases whose initial 20-year-lease terms expire on January 31, 1995. The leases include purchase options at the fair market value of the lease properties excluding personal property, goodwill and other intangibles. The Company currently anticipates exercising the purchase options to acquire the properties in fiscal 1995. The fair market value purchase price will be determined by an independent appraisal. The Company also maintains a letter of credit ($2,865,000 at July 31, 1994) under an agreement with the New Jersey Casino Control Commission for the payment of the remaining future lease rentals on the two leases.

The Caesars Tahoe land and building are leased pursuant to an operating lease which expires in 2004 and is renewable for two additional 25-year periods. The lease provides for a minimum rent of $2,606,000 for fiscal 1995, increasing by $75,000 per year in each subsequent year, and for percentage rent of 20 percent of the casino/hotel's net profit (as therein defined). Additionally, the lease required payments to discharge the lessor's obligations of a mortgage loan and the final payment was made by the Company in fiscal 1994. The aggregate fixed lease payments, including amounts paid on the mortgage note, are amortized on a straight-line basis over the remaining initial lease term. At July 31, 1994, there was $11,165,000 of prepaid rent included in "Other Assets" related to this lease accounting.

Future minimum lease payments for all leases at July 31, 1994, are as follows:

        YEAR ENDING JULY 31                                                    OPERATING       CAPITAL
        -------------------                                                    ---------       -------
                                                                                    (IN THOUSANDS)
        1995                                                                   $ 5,264         $ 1,963
        1996                                                                     4,172             898
        1997                                                                     3,692             898
        1998                                                                     3,662             948
        1999                                                                     3,694             948
        Thereafter                                                              18,584          84,385
                                                                               -------         -------

        Total minimum lease payments                                           $39,068          90,040
        Less amount representing interest                                      =======          79,587
                                                                                               -------

        Present value of minimum lease payments                                                 10,453
        Less current maturities of obligations under capital leases                              1,046
                                                                                               -------

        Long-term obligations under capital leases                                             $ 9,407
                                                                                               =======







 Rental expense was comprised of the following:

                                                                                 YEAR ENDED JULY 31
                                                                       ---------------------------------------
                                                                         1994            1993            1992
                                                                       -------         -------         -------
                                                                                   (IN THOUSANDS)
        Minimum rentals under lease obligations                        $10,084         $10,688         $10,177
        Contingent rentals under operating and capital leases              566             562              76
                                                                       -------         -------         -------

                                                                       $10,650         $11,250         $10,253
                                                                       =======         =======         =======


NOTE 10. CAPITAL STOCK, STOCK OPTIONS AND INCENTIVES

The authorized capital stock of the Company consists of 1,000,000 shares of $1 par value preferred stock and 50,000,000 shares of 10 cents par value common stock. No preferred stock has been issued. Common stock outstanding was net of 1,343,951; 1,299,903 and 1,265,660 treasury shares at July 31, 1994, 1993 and
1992, respectively. The Company has designated 250,000 shares of the authorized preferred stock as constituting Series A Junior Participating Preferred Stock for purposes of the Shareholders' Rights Plan described below. Upon issuance, each share of such preferred stock will have a $2 dividend (subject to adjustment in certain cases) which will be payable prior to any dividends on common stock. Each share will have 200 votes and shall vote as a class with common stock (with special voting provisions to apply in the event of a dividend default).

In January 1989 the Board of Directors of the Company authorized a Shareholders' Rights Plan and declared a dividend of one right for each share of common stock. The rights may only become exercisable under certain circumstances involving actual or potential acquisitions of the Company's common stock by a specified person or affiliated group. If the rights become exercisable and are not redeemed by the Company, the holder may be entitled to purchase or receive upon exercise, depending on the circumstances, units consisting of one two-hundredth of a share of the Company's $1 par value Series A Junior Participating Preferred Stock at a price of $125 per share (subject to adjustment), shares of the Company's common stock or other assets with a value equal to twice the exercise price, or shares of the common stock of the acquirer at one-half the then market price. The rights expire in January 1999 unless they are exercised or redeemed. Until certain specified dates, the Company may redeem the rights at one cent per share. Rights owned by certain specified shareholders may be void. The provisions concerning the rights are set forth in a Rights Agreement between the Company and the Rights Agent.

The Company has a long-term stock incentive program (the Program) which authorizes the issuance of various stock incentives to officers and key employees, including options, stock appreciation rights, and stock bonuses in the form of restricted stock grants or contingent shares. At July 31, 1994, 123 employees were participating in the Program. Under the terms of the Program, as amended by the shareholders in December 1988 and November 1990, 2,655,126 shares of common stock may be used for awards, of which 391,088 were unissued at July 31, 1994. Employee stock options under the Program expire after 10 years and usually become exercisable either in four or five equal annual installments commencing one year after the date of grant or in one installment one year after the date of grant. Under the terms of such options, adjustments will be made for changes resulting from stock dividends, stock splits and similar changes. Exercisability of such options is on a cumulative basis. Employee stock options for 244,953 shares were exercisable as of July 31, 1994. The Audit and Compensation Committee of the Board of Directors may accelerate exercisability of stock options at its discretion including, without limitation, acceleration due to the occurrence of certain specified contingencies.

As of July 31, 1994, there were outstanding unvested grants of restricted stock in the amount of 751,429 shares held among 72 employees (including 13 officers) which will vest in fiscal years as follows: 152,115 in 1995; 214,871 in 1996; 192,166 in 1997; 127,507 in 1998 and 64,770 in 1999. Contingent incentive shares totaling 90,174 shares (net of forfeitures) granted to 41 employees (including nine officers) principally in December 1989 were outstanding at July 31, 1994. These shares vest in fiscal years as follows: 89,340 in 1995 and 834 in 1996. The restricted stock grants and contingent incentive share grants become fully vested in the event of a change in control (as defined). As to officers, sale of the contingent incentive shares is restricted for two years following vesting subject to certain contingencies. Deferred compensation equivalent to the market value on the date of grant was charged to shareholders' equity and is being amortized over the respective vesting periods. The amount amortized was $5,840,000; $4,997,000 and $4,956,000 in fiscal 1994, 1993 and 1992, respectively. During fiscal 1994, 180,183 shares of such awards vested.

A non-employee directors' plan (the Plan) authorizes the issuance of options on 100,000 shares of common stock to non-employee directors, of which options covering 40,000 shares were unissued at July 31, 1994. Options for 4,000; 11,000 and 22,000 shares were exercised in fiscal 1994, 1993 and 1992, respectively. The 23,000 options outstanding at July 31, 1994, were all exercisable and include 3,000 granted at a price of $32.13; 5,000 granted at a price of $15.19; 5,000 granted at a price of $28.19; 5,000 granted at a price of $39.38; and 5,000 granted at a price of $51.13. All stock options granted under the Plan become exercisable six months after grant and expire five years from the date of grant. Persons eligible under the Plan are not eligible for awards under the Program. Option prices under the Plan equal the fair market value of the stock on the date of grant. Grant or exercise of stock options under the Plan or the Program does not result in a charge to earnings.

Prior to 1990, unlimited stock appreciation rights were granted to certain officers of the Company. As a result of changes in the market price of the common stock subsequent to the date of grant, the Company recorded a credit of $265,000 in fiscal 1994 and incurred charges of $1,838,000 and $429,000 in 1993 and 1992, respectively. During fiscal 1994, an officer exercised a tandem unlimited stock appreciation right with respect to a stock option for 30,000 shares, realizing $427,000 of taxable income, and the related stock option was terminated. At July 31, 1994, there were 145,000 unlimited stock appreciation rights outstanding to three officers. As of July 31, 1994, three officers and five non-employee directors had been granted 46,125 limited stock appreciation rights. These limited stock appreciation rights were issued in tandem with stock options and are only exercisable in the event of certain specified changes in the ownership of the Company. Surrender of the related option (or portion thereof) on exercise of the right, generally entitles the optionee or holder to receive in cash the difference between the exercise price of the outstanding option and the higher of the stock market price for the 60 days prior to exercise or the tender or exchange offer price with respect to the Company's common shares. Future exercisability of the limited stock appreciation rights will result in a charge to earnings based upon the value of such rights when they become exercisable.

Employee and director stock option activity during the three-year period ended July 31, 1994, was as follows:

                                                                           EXERCISE PRICE
                                                                               RANGE
                                                                        --------------------
                                                           SHARES        FROM           TO
                                                          -------       ------        ------
Outstanding at July 31, 1991                              705,276       $10.69        $32.13
  Granted                                                  23,800        28.19         29.69
  Exercised                                              (189,547)       10.69         24.44
  Expired or cancelled                                    (11,840)       13.25         32.13
                                                         --------
Outstanding at July 31, 1992                              527,689        11.63         32.13
  Granted                                                  88,500        29.63         42.81
  Exercised                                               (71,378)       11.63         32.13
  Expired or cancelled                                     (6,220)       13.25         29.69
                                                         --------
Outstanding at July 31, 1993                              538,591        13.25         42.81
  Granted                                                 157,300        39.06         51.13
  Exercised                                               (51,267)       13.25         42.81
  Expired or cancelled                                    (67,460)       13.25         51.13
                                                         --------

Outstanding at July 31, 1994                              577,164        13.25         51.13
                                                         ========

The above chart does not include a non-qualified option, with a ten-year vesting period, granted on January 19, 1994, to a third party at a price of $55.50 in return for services to be rendered. This option vests in three equal annual installments beginning January 19, 1995.

The number of shares covered by options which are scheduled to become exercisable during the next five fiscal years are as follows: 127,854 in both 1995 and 1996; 81,023 in 1997; 43,250 in 1998; and 29,230 in 1999.

NOTE 11.    PENSION PLANS

The Company has defined benefit pension plans covering any officer or other employee designated as a key executive of the Company and its subsidiaries. The benefits are based on years of service (not to exceed 30) and the employee's highest five years of compensation during the last 10 years of employment. The Company has funded the vested benefits of certain current employees by making contributions to revocable trusts. Income earned by the trusts accrues to the benefit of the Company. At July 31, 1994, the amount in these revocable trusts was $12,756,000 and is recorded in "Other Assets." Such trusts shall become irrevocable in the event of a change of control (as defined).

The following table sets forth the plans' status and amounts recognized in the Company's financial statements:

                                                                             AT JULY 31
                                                                       -------------------------
                                                                         1994             1993
                                                                       -------           -------
                                                                           (IN THOUSANDS)
        Actuarial present value of benefit obligations:
          Accumulated benefit obligation, including vested
           benefit obligation of $16,180,000 and $14,628,000,
           respectively                                                $16,794           $15,382
                                                                       =======           =======

        Accrued pension liability consists of the following:
          Projected benefit obligation for service rendered to
           date in excess of plan assets                               $21,982           $20,161

        Unrecognized net loss from past experience and
          effects of changes in assumptions
                                                                        (2,090)           (2,904)

        Unrecognized net obligation to be recognized over
          15 years                                                        (963)           (1,082)
                                                                       -------           -------

                                                                       $18,929           $16,175
                                                                       =======           =======

The net pension expense included the following components:

                                                                                YEAR ENDED JULY 31
                                                                         -----------------------------------
                                                                          1994          1993            1992
                                                                         ------        ------          ------
                                                                                   (IN THOUSANDS)
        Service cost - benefits earned during the period                 $1,612        $1,702          $1,403
        Interest cost on projected benefit obligation                     1,590         1,319           1,117
        Net amortization                                                    180           143             119
                                                                         ------        ------          ------

                                                                         $3,382        $3,164          $2,639
                                                                         ======        ======          ======


At July 31, 1994 and 1993, the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation and the rate of increase in future compensation levels used in such calculations were 8 and 6 percent, respectively.

The Company's Individual Retirement Account Plan which was generally available to all full-time employees who had at least one year of service and were not covered under any qualified retirement plan terminated as of December 31, 1993. The expense of this plan was $828,000; $2,148,000 and $2,014,000 in fiscal 1994, 1993 and 1992, respectively.

Effective January 1, 1994, the Company adopted a 401(k) retirement plan covering substantially all of its non-union employees. The plan provides for the Company to contribute 1 percent of certain compensation for eligible employees who may also contribute up to 4 percent of their base compensation to this plan and their contributions are matched by the Company in an amount equal to 50 percent of each employee's contribution. Employees may also contribute an additional 8 percent of base compensation to the plan, with certain limitations, which is not matched by the Company. The Company's matching contributions for fiscal 1994 were $3,121,000.

In addition to the Company's plans described above, union employees are covered by various multi-employer pension plans. The Company charged to expense approximately $3,534,000; $3,402,000 and

$3,005,000 in fiscal 1994, 1993 and 1992, respectively, for such plans. For the union sponsored plans, information is not available from the plans' sponsors to permit the Company to determine its share of unfunded vested benefits, if any.

NOTE 12.    COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company has severance agreements with 19 employees (including 11 officers) which grant these employees the right to receive up to two times their annual salary and bonus, plus continuation of certain benefits, and acceleration of certain stock options and restricted grants subject to certain maximums under tax law, if there is a change in control of the Company (as defined) and a termination (as defined) of such employees within three years thereafter. The maximum contingent liability for salary and incentive compensation under these agreements is approximately $10,520,000. In addition, insurance benefits, car allowances and nonqualified pension plan accrue for up to two years. The Company also has entered into employment agreements with eight employees which expire at various dates through July 31, 1997. The aggregate commitment for future salaries, excluding bonuses, under these employment agreements is approximately $3,428,000. The Company also has entered into severance and employment agreements with two officers which contain continual self-renewing terms of five years and three years, respectively, subject to the option of the Company to terminate this self-renewing provision. In addition, these agreements provide these officers the option to terminate their contractual obligations in the event of a change in control or a material breach by the Company. If such change of control had occurred on July 31, 1994, the aggregate maximum contingent liability under these agreements would have been approximately $24,314,000. See Note 10 as to acceleration of contingent and restricted stock grants in the event of a change in control.

                     CAESARS WORLD, INC. AND SUBSIDIARIES

             SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                                     QUARTER
                                               ------------------------------------------------
                                                FIRST          SECOND      THIRD        FOURTH        TOTAL
                                               --------       --------    --------     --------     ----------
                                                          (In thousands except per share data)
Fiscal 1994(a)
  Revenue                                      $269,083       $257,981    $237,244     $251,458     $1,015,766
  Operating income                               50,602         39,656      22,876       31,371        144,505
  Income before income taxes                     46,420         35,707      18,939       27,489        128,555
  Income taxes                                   18,572         13,747       7,291       10,584         50,194
  Net income                                     27,848         21,960      11,648       16,905         78,361
                                               ========       ========    ========     ========     ==========

 Net income per common share(b)                   $1.14           $.90        $.47         $.69          $3.19
                                                  =====           ====        ====         ====          =====

Fiscal 1993(a)
  Revenue                                      $232,562       $264,473    $224,409     $262,015     $  983,459
  Operating income                               33,708         46,844      32,574       45,985        159,111
  Income before income taxes                     24,140         41,173      27,475       41,188        133,976
  Income taxes                                    9,173         15,646      10,440       15,502         50,761
  Net income                                     14,967         25,527      17,035       25,686         83,215
                                               ========       ========    ========     ========     ==========

  Net income per common share                      $.62          $1.05        $.69       $1.04           $3.40
                                                   ====          =====        ====       =====           =====




(a)  There were no dividends paid in fiscal 1994 or 1993.

(b) Net income per share calculations for each quarter are based on the weighted average number of common stock and common stock equivalents outstanding during the respective quarters; accordingly, the sum of the quarters does not equal the full-year income per share for 1994.